UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    February 6, 2015

LANDAUER, INC.

(Exact Name of Registrant as Specified in Its Charter)

of Incorporation)
Delaware (State or Other Jurisdiction of Incorporation)	1-9788 (Commission File Number)	06-1218089 (IRS Employer Identification No.)

2 Science Road, Glenwood, Illinois	60425
(Address of Principal Executive Offices)	(Zip Code)

(708) 755-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2015, Landauer, Inc. (the “Company”) announced that Dr. R. Craig Yoder, the Company’s Senior Vice President – Technology and International Business, stepped down from such position effective as of February 9, 2015 (the “Effective Date”) and transitioned to the role of Senior Technical Advisor to lead the Company’s Technology Advisory Board. A press release announcing Dr. Yoder’s transition is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with his transition, the Company entered into an Amendment (the “Amendment”) to the Employment Agreement of Dr. R. Craig Yoder, dated as of February 29, 1996, as amended on May 2, 2006 (the “Employment Agreement”).

Prior to the Amendment, Dr. Yoder served as Senior Vice President – Technology and International Business and his Employment Agreement provided that the employment term would continue indefinitely until terminated pursuant to the terms and conditions of the Employment Agreement. As of the Effective Date, Dr. Yoder transitioned to the role of Senior Technical Advisor to lead the Company’s Technology Advisory Board with a reduced work schedule, and resigned from any and all officer, director and manager positions and from any and all committee positions of the Company. In addition, the Company amended the Employment Agreement to provide that Dr. Yoder’s employment will automatically terminate effective February 8, 2017, unless earlier terminated pursuant to the terms and conditions of the Employment Agreement (the “Employment Term”).

During the Employment Term, the Company will pay Dr. Yoder an annual base salary of $280,595 and Dr. Yoder will continue to remain eligible to participate in the Company’s employee benefit plans and programs, including the Landauer, Inc. Non-Qualified Excess Plan (the “Excess Plan”), the Landauer, Inc. 401(k) Plan and the Landauer, Inc. Executive Special Severance Plan (the “Special Severance Plan”), subject to the terms of such plans and programs. As of the Effective Date, Dr. Yoder will be named a Tier III participant in the Special Severance Plan (as defined in such plan). The Company will continue to make employer contributions on behalf of Dr. Yoder under the Excess Plan at the same rate previously established. Eligibility for severance benefits not governed by the Special Severance Plan will continue to be governed by the terms of Dr. Yoder’s Employment Agreement.

In connection with the Amendment, the Company also awarded Dr. Yoder 3,127 shares of the Company’s common stock with a value of approximately $109,000 as of the grant date, subject to vesting based on the satisfaction of performance goals related to his employment. Dr. Yoder will not be eligible to receive any other annual or long-term incentive awards during the Employment Term.

In addition, in connection with the Amendment, Dr. Yoder agreed that his noncompetition agreement with the Company would also be amended to provide that in the event of a change in control (as defined in the Landauer Inc. Incentive Compensation Plan), the noncompetition period will end on the one-year anniversary of the last date on which the Company is required to make payments to Dr. Yoder on account of base salary or severance pay, unless, following a change in control, the Company or its successor breaches the terms of the Employment Agreement, in which case the noncompetition period will end on the day immediately following such breach.

The foregoing summary is qualified in its entirety by reference to the Second Amendment to Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 8.01.Other Events.

On February 9, 2015, the Company filed a Form 12b-25 with the U.S. Securities and Exchange Commission to announce that it is unable to file, without unreasonable effort or expense, its Quarterly Report on Form 10-Q for the quarter ended December 31, 2014 (the “Quarterly Report”) within the prescribed time period because the Company needs additional time to complete its accounting and disclosure processes due to the delays with the filing of the Company’s Annual Report on Form 10-K, which was filed February 2, 2015.

A copy of the Press Release announcing the filing of the Form 12b-25 is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amendment to Employment Agreement dated February 6, 2015 between the Company and R. Craig Yoder
99.1	Press Release dated February 11, 2015
99.2	Press Release dated February 9, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAUER, INC.

February 11, 2014	By:	/s/ Mark A. Zorko
Mark A. Zorko Interim Chief Financial Officer